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                                                                    EXHIBIT 99.3


                       MASTER NOTE MODIFICATION AGREEMENT

      THIS MASTER NOTE MODIFICATION AGREEMENT ("Agreement"), is dated as of the 19th day of May, 2000, by and between XL Vision, Inc. ("Borrower"), and Safeguard Delaware, Inc. ("Safeguard"), Technology Leaders L.P. and Technology Leaders MI Corp. (collectively, "Technology Leaders"). Safeguard and Technology Leaders are each sometimes referred to herein individually as a "Lender" and, collectively, as the "Lenders."


                                   WITNESSETH:

      WHEREAS, the Borrower executed and delivered to Safeguard the following (collectively, the "Safeguard Notes"): (a) that certain Demand Note dated October 27, 1999, in the principal amount of Three Hundred Thousand and No/100 Dollars ($300,000); (b) two certain Demand Notes, each dated November 2, 1999, and each in the principal amount of One Million and No/100 Dollars ($1,000,000); and (c) that certain Amended and Restated Note dated November 3, 1999, in the principal amount of Five Million and No/ 100 Dollars ($5,000,000); each Safeguard Note bearing interest and default interest and being payable on the terms and conditions specified therein;

      WHEREAS, the Borrower executed and delivered to Technology Leaders the following, each dated February 2, 1994 (collectively, the "TL Notes"): (a) that certain 9% Subordinated Note Due December 31, 1999, payable to Technology Leaders MI Corp. in the principal amount of One Million Three Hundred Thirty Thousand Eight Hundred Forty-Seven and No/100 Dollars ($1,330,847); (b) that certain 9% Subordinated Note Due December 31, 1999, payable to Technology Leaders L.P. in the principal amount of One Million One Hundred Sixty-Five Thousand Five Hundred Eighty-Two and No/100 Dollars ($1,165,582); each bearing interest and default interest and being payable on the terms and conditions specified therein; and (c) that certain Note and Warrant Purchase Agreement by and among the Borrower, the Technology Leaders and Applewood Associates;

      WHEREAS, in connection with that certain Stock Purchase Agreement dated as of May 19, 2000 by and between the Borrower and incuVest LLC (the "Stock Purchase Agreement") and as a condition to the closing of the transactions contemplated thereby (the "Closing"), the Borrower and the Lenders have agreed to amend the Safeguard Notes and the TL Notes and set forth herein and effectuate hereby their agreement in this regard.

      NOW, THEREFORE, for and in consideration of the foregoing premises and the sum of Ten and No/ 100 Dollars ($10.00) cash in hand paid by each party hereto to the other, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Borrower and each Lender hereby agree as follows:

1. The total amount outstanding under the Safeguard Notes, including all principal, interest, charges and fees calculated as of May 31, 2000, is Seven Million Two Hundred

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      Forty-Three Thousand Two Hundred Thirty-Nine and No/100 Dollars
      ($7,243,239) and the total amount outstanding under the TL Notes, including all principal, interest, charges and fees calculated as of May 31, 2000, is Four Million Four Hundred Sixty-Six Thousand Five Hundred Fourteen and No/100 Dollars ($4,466,514). No Lender has sold, assigned, participated or otherwise transferred any interest or rights in any Safeguard Notes or TL Notes to any person or entity prior to the date hereof The parties hereby waive any and all defaults or breaches which may have occurred prior to the date hereof under the Safeguard Notes or the TL Notes.

2. The Safeguard Notes and the TL Notes are hereby modified and amended, notwithstanding any terms or provision thereof to the contrary, to provide for the following repayment terms:

      (a) One-third of all amounts outstanding under the Safeguard Notes and the TL Notes, including principal, interest, charges and fees, shall be paid by the Borrower by transfer to Safeguard of 120,721 shares of common stock of eMerge Interactive, Inc. owned by the Borrower, and by transfer to the TL Lenders of 74,442 shares of such emerge Interactive common stock owned by the Borrower, divided 34,757 shares to Technology Leaders L.P. and 39,685 shares to Technology Leaders MI Corp. The shares of common stock of eMerge Interactive shall be valued at Twenty Dollars ($20.00) per share for purposes of such transfer. Such transfer shall occur within a reasonable period of time following the Closing, the parties being aware that the shares of eMerge Interactive may be subject to restrictions on transfer under lock-up agreements and pledge agreements.

      (b) The Borrower shall pay the second one-third of all amounts outstanding under the Safeguard Notes and the TL Notes, including principal, interest, charges and fees, by paying Safeguard the lump sum of Two Million Four Hundred Fourteen Thousand Four Hundred Thirteen and No/ 100 Dollars ($2,414,413) and by paying the TL Lenders One Million Four Hundred Eighty-Eight Thousand Eight Hundred Thirty-Eight and No/100 Dollars ($1,488,838), divided $695,138 to Technology Leaders L.P. and $793,700 to Technology Leaders MI Corp. Each such payment shall be made on or before August 15, 2001.

      (c) The amounts outstanding under the Safeguard Notes and the TL Notes after giving effect to the payments described in paragraphs (a) and
            (b) above, including principal, interest, charges and fees, shall be paid by the Borrower by transfer to Safeguard and Technology Leaders of shares of common stock of the next company in which the Borrower owns shares of common stock to register shares of such company's common stock for sale to the public in an underwritten initial public offering ("IPO") of such stock conducted pursuant to a registration statement filed under the Securities Act of 1933, as amended. Such transferred shares (the "IPO Shares") shall be valued at the IPO price per share offered to the public, and, in the aggregate, shall have a value, calculated using the IPO price per share, of Three Million Nine Hundred Three Thousand Two Hundred

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            Fifty-One and No/100 Dollars ($3,903,251). The transferred shares shall not be registered. The Borrower shall transfer to Safeguard IPO Shares with a value of Two Million Four Hundred Fourteen Thousand Four Hundred Thirteen and No/ 100 Dollars ($2,414,413) and shall transfer to the TL Lenders IPO Shares with a value of One Million Four Hundred Eighty-Eight Thousand Eight Hundred Thirty-Eight and No/100 Dollars ($1,488,838), divided $695,138 to Technology Leaders L.P. and $793,700 to Technology Leaders MI Corp. Such transfer shall occur within a reasonable period of time following closing of such IPO (provided the transferee agrees in writing to be bound by any lock-up agreement executed by the Borrower in connection with such IPO).

      (d) The payments described in paragraphs (a) through (c) above, if tendered when and as provided above, shall constitute full and complete payment of all obligations owed by the Borrower to the Lenders under and pursuant to the Safeguard Notes and the TL Notes, including principal, interest, fees and charges. As long as the Borrower is not in default of the above repayment provisions, interest shall not continue to accrue on any unpaid amounts outstanding under the Safeguard Notes or the TL Notes. If Borrower defaults on the above repayment provisions, then from the date of such default and continuing until such default is cured or the Safeguard Notes and the TL Notes are paid in full, interest shall accrue on the principal amounts outstanding under the Safeguard Notes and the TL Notes at the default rate of interest specified therein.

3. The parties hereto agree that, as of Closing, the Stock Purchase Agreement, the Related Agreements (as defined therein) and this Agreement and the agreements and documents executed or to be executed in connection herewith supercede and replace the terms and provisions of the Note and Warrant Purchase Agreement dated February 2, 1994 in their entirety. The parties hereto agree to execute and deliver promptly (and to cause their affiliates to execute and deliver promptly) such further agreements, amended and restated promissory notes, amendments, terminations, transfer documents, instruments and certificates as may be reasonably required to carry out the intent and purpose of this Agreement, and to give effect to the transactions contemplated hereby, including but not limited to such consents, releases of collateral and waivers as may be required under and pursuant to that certain Note Purchase Agreement dated as of May 14, 1999 by and among the Borrower, Safeguard 98 Capital, L.P. and the "Wheatly Group" as defined therein, and the Stock Pledge Agreement executed and delivered by the Borrower in connection therewith.

4. The terms and conditions of the Safeguard Notes and the TL Notes shall be amended and restated to give effect to the provisions of this Agreement and the parties' intentions with respect hereto within a reasonable period of time after the date of this Agreement. This Agreement is not intended to be nor shall it constitute a novation of the Safeguard Notes or the TL Notes or the indebtedness evidenced thereby, but rather a restatement of the terms thereof Borrower hereby ratifies, confirms and approves the Safeguard Notes and the TL Notes as modified herein and pursuant hereto, and agrees that the same constitutes the valid and binding obligation of Borrower, enforceable by the respective Lenders in

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      accordance with their terms, except as enforcement may be limited by applicable bankruptcy, fraudulent conveyance or similar laws affecting the rights of creditors, and for general principles of equity, and except as may otherwise be provided therein. From and after the Closing, any references to the Safeguard Notes or the TL Notes in any other document evidencing, securing or otherwise relating to the indebtedness evidenced thereby shall mean and refer to the Safeguard Notes and the TL Notes, as modified, amended and restated hereby and pursuant hereto.

5. This Agreement, the Safeguard Notes and the TL Notes, as amended and restated hereby and pursuant hereto, shall be governed by, and construed, interpreted and enforced in accordance with the laws of the State of Delaware. This Agreement shall bind and inure to the benefit of the parties hereto and their respective legal representatives, successors and assigns. This Agreement may be executed in counterparts and may be delivered via facsimile, each of which shall constitute one and the same agreement.

      IN WITNESS WHEREOF, the Borrower and the Lenders have executed this Master Note Modification Agreement, all effective as of the day, month and year first above written.

                                    BORROWER:

                                    XL VISION, INC.

                                    By: ___________________________________
                                       Name:_______________________________
                                       Title:______________________________

                                       (CORPORATE SEAL)

                                    LENDERS:

                                    SAFEGUARD DELAWARE, INC.

                                    By: ___________________________________
                                       Name:_______________________________
                                       Title:______________________________

                                    TECHNOLOGY LEADERS L.P.

                                    By: ___________________________________
                                       Name:_______________________________
                                       Title:______________________________

                                    TECHNOLOGY LEADERS MI CORP.

                                    By: ___________________________________
                                       Name:_______________________________
                                       Title:______________________________